UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2007

FAVRILLE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

10445 PACIFIC CENTER COURT
SAN DIEGO, CALIFORNIA		92121
(Address of Principal Executive Offices)		(Zip Code)

(858) 526-8000

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On May 8, 2007, Favrille, Inc. (“Favrille” or the “Company”) announced that Richard G. Ghalie, M.D. joined the Company as Chief Medical Officer effective May 14, 2007.  In connection with this appointment, Dr. Ghalie and Favrille entered into an agreement on May 2, 2007, concerning his employment (the “Employment Agreement”).  The key provisions of the Employment Agreement include:  (i) an initial annual base salary of $300,000; (ii) the grant of an option under the Company’s Amended and Restated 2001 Equity Incentive Plan ( the “Incentive Plan”) to purchase 252,000 shares of the Company’s common stock (the “Hire Grant”) at an exercise price equal to the fair market value on the date of grant, which the Incentive Plan defines as the market price at the close of business on the day before the date of grant; (iii) an annual performance-based merit stock option bonus (each, a “Merit Bonus”) with a target grant of up to 35% of the Hire Grant based on the objectives as determined by the Company; (iv)  a signing bonus of $30,000 payable 30 days after his hire date; (v) an annual performance-based cash bonus of up to 30% of his annual base salary; and (vi) eligibility to participate in the Company’s benefits programs and 401(k) plan, once Dr. Ghalie has satisfied any applicable eligibility requirements.

In addition, the Compensation Committee of the Board of Directors has approved the grant to Dr. Ghalie of an option to purchase 40,000 shares of common stock (the “Ghalie Option”), contingent and effective only upon approval by our stockholders of the proposed increase in the share reserve under the Incentive Plan and the proposed revision of the “evergreen” feature of the Incentive Plan, each as set forth in Proposal 2 of the proxy statement for our 2007 Annual Meeting of Stockholders (the “Proxy Statement”), which was filed with the SEC on April 27, 2007.  The Ghalie Option will be subject to the same terms and conditions as the option grants to our other executive officers to purchase an aggregate of 300,000 shares of common stock (the “April Options”), which were approved in April 2007 and are also contingent and effective only upon approval by the stockholders of Proposal 2 of the Proxy Statement.  The April Options are allocated among our executive officers as follows: Chief Executive Officer, 60,000 shares; and each other executive officer, 40,000 shares.  If Proposal 2 of the Proxy Statement is approved, the grant date of both the April Options and the Ghalie Option will be the date of the Annual Meeting, and the exercise price per share of April Options and the Ghalie Option will equal the fair market value of a share of our common stock on the date of grant, which the Incentive Plan defines as the closing price on the trading day immediately preceding the date of grant.  If granted, the April Options and the Ghalie Option will fully vest upon receipt of approval to market FavId, the Company’s lead product candidate, from the U.S. Food and Drug Administration.

The Company may terminate Dr. Ghalie’s employment at anytime with written notice.  In the event of termination without cause, Dr. Ghalie is entitled to (i) the equivalent of his annual base salary in effect at the time of termination for a period of 9 months (the “Severance Period”), less standard deductions and withholdings, to be paid over a period of 9 months after the date of termination pursuant to the Company’s standard payroll practices; (ii) Company reimbursement of the same portion of his COBRA health insurance premium paid during employment up to the earlier of either (a) the last day of the Severance Period or (b) the date on which Dr. Ghalie begins full-time employment with another company, organization or business entity; and (iii) accelerated vesting of the portion of any outstanding option to purchase common stock held by Dr. Ghalie on the date of termination that would have otherwise vested during the Severance Period.  In the event of a Change In Control (as defined in his stock option agreement), 50% of his unvested stock options under both the Hire Grant and any Merit Bonuses will vest. If Dr. Ghalie is terminated without cause during the 24-month period following a Change In Control, any remaining unvested shares will vest.

The foregoing is a summary description of the terms and conditions of the Employment Agreement and by its nature is incomplete. It is qualified in the entirety by the text of the Employment Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to Favrille’s Quarterly Report on Form 10-Q for the quarter-ended March 31, 2007.

Item 7.01.   Regulation FD Disclosure.

On May 8, 2007, Favrille issued a press release announcing the appointment of Richard G. Ghalie as its Chief Medical Officer.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description
99.1	Press Release dated May 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAVRILLE, INC.

	By:	/s/ Tamara A. Seymour
Date: May 8, 2007		Tamara A. Seymour
Chief Financial Officer

INDEX TO EXHIBITS

99.1                           Press Release dated May 8, 2007.